EXHIBIT 11


                           MBIA INC. AND SUBSIDIARIES

            COMPUTATION OF EARNINGS PER SHARE ASSUMING FULL DILUTION

                     (In thousands except per share amounts)


                               Three months ended      Six months ended
                                    June 30                June 30
                               -----------------     --------------------
                                 1996     1995         1996        1995
                               -------   -------     --------    --------
Net income                     $79,737   $67,307     $157,362    $133,313
                               =======   =======     ========    ========

Fully diluted shares:

 Average number of common
  shares outstanding            42,901    41,705       42,695      41,667

 Assumed exercise of dilutive
  stock options                    439       502          456         515
                               -------   -------      --------   --------
                                43,340    42,207       43,151      42,182
                               =======   =======      ========   ========

Earnings per share assuming
 full dilution                   $1.84     $1.59         $3.65      $3.16
                               =======   =======      ========   ========